As filed with the Securities and Exchange Commission on March 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Neothetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8527075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9171 Towne Centre Drive, Suite 270

San Diego, CA 92122

(858) 750-1008

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plans)

George W. Mahaffey

President and Chief Executive Officer

Neothetics, Inc.

9171 Towne Centre Drive, Suite 270

San Diego, CA 92122

(858) 750-1008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Larry W. Nishnick, Esq.	Susan A. Knudson
DLA Piper LLP (US)	Chief Financial Officer
4365 Executive Drive, Suite 1100	Neothetics, Inc.
San Diego, CA 92121	9171 Towne Centre Drive, Suite 270
Tel: (858) 677-1400	San Diego, CA 92122
Fax: (858) 677-1401	(858) 750-1008

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
- Reserved for future issuance under the 2014 Equity Incentive Plan	546,852(2)	$7.36	(3)	$4,024,831.72	$467.69
- Reserved for future issuance under the 2014 Employee Stock Purchase Plan	136,713(4)	$6.26	(5)	$855,823.38	$99.45
TOTAL	683,565			$4,880,655.10	$567.14
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Represents 546,852 shares automatically added to the shares authorized for issuance under the 2014 Equity Incentive Plan (the “2014 EIP”) on January 1, 2015, pursuant to the automatic annual increase in shares issuable under the 2014 Plan. The registrant registered the shares initially authorized for issuance under the 2014 EIP pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2014 (File No. 333- 200409).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock on March 23, 2015 as reported on the Nasdaq Global Market.

(4)

Represents 136,713 shares automatically added to the shares authorized for issuance under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) on January 1, 2015, pursuant to the automatic annual increase in shares issuable under the 2014 ESPP. The registrant registered the shares initially authorized for issuance under the 2014 ESPP pursuant to a registration statement on Form S-8 filed with the SEC on November 20, 2014 (File No. 333- 200409).

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock on March 23, 2015, as reported on the Nasdaq Global Market, multiplied by 85%. Pursuant to the Registrant’s 2014 Employee Stock Purchase Plan, the purchase price of a share is 85% of the fair market value of the Registrant’s common stock.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed on March 26, 2015;
(b)

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K);

(c)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36754) filed with the Commission on November 18, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

Neothetics, Inc.

9171 Towne Centre Drive, Suite 270

San Diego, CA 92122

Attn: Chief Financial Officer

(858) 750-1008

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Michael Kagnoff and Larry Nishnick of DLA Piper LLP (US) beneficially own an aggregate of 13,937 shares of the Registrant’s common stock, representing approximately 0.01% of the Registrant’s outstanding shares of common stock as of March 24, 2015.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation to be effective in connection with the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws to be effective upon the closing of the Registrant’s initial public offering, provide that:

●	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
●	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;
●

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.  There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.  The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Two of the Registrant’s directors (Daniel S. Janney and Kim P. Kamdar) are also indemnified by their employers with regard to their service on the Registrant’s board of directors.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index on page 7 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on this 27 day of March, 2015.

NEOTHETICS, INC.

By:	/s/ George W. Mahaffey
George W. Mahaffey
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George W. Mahaffey and Susan A. Knudson, and each of them, as his or her true and lawful attorney-in-fact, proxy and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George W. Mahaffey	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 27, 2015
George W. Mahaffey

/s/ Susan A. Knudson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 27, 2015
Susan A. Knudson

/s/ Martha J. Demski	Director	March 27, 2015
Martha J. Demski

/s/ Maxim Gorbachev	Director	March 27, 2015
Maxim Gorbachev

/s/ Daniel S. Janney	Director	March 27, 2015
Daniel S. Janney

/s/ Kim P. Kamdar	Lead Independent Director	March 27, 2015
Kim P. Kamdar, Ph.D.

/s/ Patricia S. Walker	Director	March 27, 2015
Patricia S. Walker, M.D., Ph.D.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 19, 2014, as currently in effect.	S-1	333-199449	3.1	10/17/2014

4.2	Form of Amended and Restated Certificate of Incorporation to be in effect immediately prior to the completion of this public offering.	S-1	333-199449	3.2	10/17/2014

4.3	Bylaws, as currently in effect.	S-1	333-199449	3.3	10/17/2014

4.4	Form of Amended and Restated Bylaws to be in effect immediately prior to the completion of this public offering.	S-1	333-199449	3.4	10/17/2014

4.5	Form of Stock Certificate.	S-1	333-199449	4.1	11/10/2014

5.1	Opinion of DLA Piper LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of DLA Piper LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	Amended and Restated 2007 Stock Plan, as amended.	S-1	333-199449	10.15	11/10/2014

99.2	Form of Stock Option Agreement under 2007 Stock Plan.	S-1	333-199449	10.16	11/10/2014

99.3	2014 Equity Incentive Plan.	S-1	333-199449	10.17	11/10/2014

99.4	Form of Stock Option Agreement under 2014 Equity Incentive Plan.	S-1	333-199449	10.18	11/10/2014

99.5	Form of Restricted Stock Unit Agreement under the 2014 Equity Incentive Plan.	S-1	333-199449	10.19	11/10/2014

99.6	Form of Restricted Stock Agreement under the 2014 Equity Incentive Plan.	S-1	333-199449	10.20	11/10/2014

99.7	Form of Notice of Grant of Restricted Stock Unit under the 2014 Equity Incentive Plan.	S-1	333-199449	10.21	11/10/2014

99.8	Form of Notice of Grant of Restricted Stock under the 2014 Equity Incentive Plan.	S-1	333-199449	10.22	11/10/2014

99.9	Form of Notice of Grant of Stock Option under the 2014 Equity Incentive Plan.	S-1	333-199449	10.23	11/10/2014

99.11	2014 Employee Stock Purchase Plan.	S-1	333-199449	10.24	11/10/2014